SUPPLY AGREEMENT

      This Agreement, effective as of the 24th day of February 1997, is between GM-DI LEASING CORPORATION, a Delaware corporation with its principal off~ces at 3044 West Grand Boulevard, Detroit, Michigan (hereinafter called "GM-DI"), and PLASTI-LINE INC., a Tennessee corporation, with its principal offices at 623 East Emory Road, Powell, Tennessee (hereinafter called PLASTI-LINE ),

WITNESSETH:

      WHEREAS,  GM-DI  is in the  business  of  leasing  "Dealer  Identification
Signs," as such term is hereinafter defined, to motor vehicle dealers and/or distributors franchised by and/or under contract with General Motors Corporation, a Delaware corporation, its divisions, units, subsidiaries and affiliates; and

      WHEREAS, PLASTI-LINE is in the business of manufacturing and assembling signs and has made a proposal which is acceptable to GM-DI to furnish GM-DI with Dealership Identification Signs and certain replacement parts therefor which meet GMDl's specifications;

 NOW, THEREFORE, in consideration of the mutual conditions and promises expressed herein, GM-DI and PLASTI-LINE agree as follows:

1. DEFINITIONS

      1.01 "Bailment Agreement" shall mean the Bailment Agreement, dated February 24, 1997, by and between GM-DI and PLASTI-LINE .

      1.02   "Dealer"    shall   mean   the    individual,
partnership  or  corporation,   including  all  authorized
representatives     thereof,     to    whom     Dealership
Identification Signs are leased by GM-DI.

      1.03 "Direct Labor Costs" shall mean all straight-time wages of employees who perform manufacturing or erecting operations which add to the dollar value of the products being produced, assembled or erected.

      1.04 "Erector" shall mean PLASTI-LINE or its "Subcontractor," as such term is hereinafter defined, performing work at a dealership location or other locations as specified by GM-DI.

      1.05  "Lease   Agreement"   shall  mean  GM-Dl's   authorized   Dealership
Identification Lease Agreement with its lessees, including Exhibits A through D thereof, a specimen copy of which is attached hereto as Exhibit H.

      1.06   "Program"   shall  mean  the  General  Motors
Corporation Dealership Identification Sign Program.

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      1.07 "Program  Specifications"  shall mean the general  specifications for the General Motors Dealership Identification Sign Program, dated September 28, 1995, pages 1 through 59 inclusive and the latest revisions thereto, a copy of which is attached hereto as Exhibit B.

      1.08 "PLASTI-LINE Cost" shall mean applicable Direct Labor Costs and mutually agreed upon manufacturing and overhead costs and/or direct material costs or invoice costs to PLASTI-LINE for products and services purchased, equipment purchased or rented, and/or used on GM-Dl's behalf, including erection costs of subcontractors and freight charges used exclusively on GM-Dl's behalf.

      1.09 "Subcontractor" shall mean any person or firm performing work for PLASTI-LINE other than an employee.

      1.10 "Survey" shall mean the on-site inspection of dealership facilities by PLASTI-LINE or its representatives in accordance with the procedures set forth in the survey instruction booklet of GM-DI, a copy of which is attached hereto as Exhibit G.

      1.11 "Installation" shall mean all work required or performed by PLASTILINE, its erectors, agents, and/or subcontractors, to put Dealership Identification Signs, Replacement Faces, and/or Component Parts, in place and ready for their intended use, in accordance with Program Specifications. Such work shall include but not be limited to all standard program foundation types, regardless of ground and/or soil conditions or surface materials, and all required travel and equipment.

      1.12 "Non Standard Prices" shall mean the price charged by PLASTI-LINE for the manufacture, fabrication, refurbishment, and/or installation of Dealership Identification Signs, Replacement Faces, and/or Component Parts or for services performed, which are not set forth in Exhibit D attached hereto.

      1.13 "Returned Goods" shall mean the sign box frame, full height columns, rotator support weldments, and base covers of any sign which has been authorized by GMDl to be removed and returned to inventory by issuance of a Purchase Order release

      1.14 "Established Time Periods" shall mean the number of days allotted for the completion of Installations as provided in Section 13.03, Removals as provided in Section 18.02, Replacement Parts as provided in Section 20.02, and Relocations as provided in Section 20.02 of this Agreement.

      1.15  "GM-DI"  shall  mean  GM-DI  Leasing  Corporation,   General  Motors
Corporation, and/or any designated agent employee, or representative.

      1.16 "PLASTI-LINE's Actual Cost" shall mean the invoice price paid by Plasti- Line, including all price reductions but without markup, for materials and/or services.

2. TENDERS

GM-DI reserves the right to accept or reject any bid or any part of any bid.


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        3. AGREEMENT TO FURNISH SERVICES AND GOODS

      Upon and subject to the terms and conditions of this Agreement, PLASTILINE agrees to fabricate, assemble, remanufacture, transport, install, service and repair Dealership identification Signs and certain replacement parts therefor; and GM-Di agrees to pay PLASTi- LINE for the fabrication, assembly, remanufacture, transportation, installation, service and repair of such Dealership Identification Signs and such replacement parts. PLASTI-LINE hereby acknowledges and agrees, however, that GM-DI may, at its option, contract with firms other than PLASTI-LINE for the fabrication, assembly, remanufacture, transportation, installation, service and repair of Dealership Identification Signs, replacement parts tnerefor, and any other signs to be installed or removed under this Agreement.

4. PRICES FOR THIS QUOTATION

      4.01 The prices for the fabrication, assembly and/or installation of Dealership Identification Signs and /or replacement parts shall be as set forth in
Exhibit H attached hereto.

      4.02 The prices for the installation of Dealership Identification Signs, Replacement Faces, and/or component parts shall include all costs incurred by PLASTILINE, both known and unknown at the time of installation, including all surface and/or soil conditions, travel and equipment, which are associated with the installation of such Dealership Identification Signs, Replacement Faces,/or Component Parts with exception as noted in Section 4.09. Mod)fications such as special wiring or changes to circuit disconnections and switches which are occasionally required by local code in certain areas are part of the work contemplated by this Agreement and are included in such prices.

      4.03 The prices for product shall include the cost to manufacture, fabricate, refurbish, and/or assemble Dealership Identification Signs, Replacement Faces and/or component Parts~ in accordance with Program Specifications. Such prices shall include items such as but not limited to: sign box, columns, base covers, logo boxes, cladding, ballast, interior wiring, lamps, sockets, faces, as well as associated nuts, bolts, and miscellaneous hardware.

      4.04 The prices for the installation of the electrical circuits necessary to energize Dealership Identification Signs shall be on a per linear foot basis which includes the cost of all trenching, backfill, compaction, resurfacing to like conditions, conduit, wire, labor and other work necessary to achieve a complete and finished job regardless of surface and/or sub soil conditions or the length of the electrical run. The Plot Plan and associated electrical wiring diagram, which is Exhibit B to the respective Lease Agreement, shall be used in determining the field electrical requirements for a specific installation. When electrical runs exceed more than four hundred fifty (450) feet, PLASTI-LINE may utilize a metered power pole to provide the electrical power to the sign, however, the power drop may not be closer than fifty (50) feet unless local code warrants otherwise.

      4.05 Dealership sizes are generally determined on the basis of dealership planning potential and the categories may differ between different divisions of General Motors Corporation; and the dealership size shown on GM-Dl's Survey Request form for such dealership shali establish the dealership size for purposes of this section.

      4.06 The freight charges for the transportation of Dealership Identification Signs, Replacement Faces and/or component parts, to dealership locations shall be invoiced to GM-DI by PLASTI-LINE at PLASTI-LINE's actual cost without mark-up. Al1 discounts, reductions, refunds, abatements or other forms of price benefit received by PLASTI-LINE shall be passed through to GM-DI at the time of invoicing. Any such discount, reduction, refund, abatement or other form of price benefit received by PLASTI-LINE subsequent to invoicing of the original transportation charge shall be passed through to GMDl immediately upon receipt by PLASTI-LINE.

      4.07 The prices for the other services and goods which PLASTI-LINE is specificaliy authorized to furnish to GM-DI under this Agreement shall be determined in accordance with the applicable formula set forth in the other Sections of this Agreement which describe such services and goods.

      4.08 GM-DI acknowledges that on occasion, PLASTI-LINE will be required to manufacture and/or install Dealership Identification Signs, Replacement Faces, and/or Component Parts or perform services for which contract pricing has not been established. On such occasions, prior to beginning work, PLASTI-LINE shall submit a "Non Standard Letter" to GM-DI detailing the estimated cost and the reason for such work. In the event that the work is subcontracted by PLASTI-LINE, PLASTI-LINE shall obtain a minimum of three bids from equally qualified subcontractors and shall submit the bids to GM-DI. Thereafter, no work shall be done until GM-Dl's approval is obtained. In the event the estimated cost is approved, said costs will be invoiced by PLASTI-LINE at PLASTI-LINE 's actual cost.

      4.09 GM-DI acknowledges that the prices for the installation of Dealership Identification Signs, Replacement Faces, and/or Component Parts, as set forth in Exhibit H shall not include the cost of the following, which will be invoiced to GM-DI at Non Standard Prices:

Costs resulting from dealer interruptions and/or interference.

Costs associated with special foundations such as pilings and soil borings.

- Costs of installation of roof and/or wall projections sub-structures.

      4.10 Pricing under the terms of this Agreement shall be fixed for a period of three (3) years following the commencement of this agreement. Thereafter, and in each subsequent year during the life of this Agreement, PLASTI-LINE shall submit to GM-DI proposed pricing adjustments for consideration by GM-DI. Price adjustments submitted for consideration must be market justifed.

5. TAXES

      The prices charged by PLASTI-LINE under this Agreement include all applicable federal, state and local taxes except for sales or use taxes and personal property taxes assessed against the personal property of GM-DI furnished to PLASTI-LINE under this Agreement.

6. INSURANCE

        6.01 PLASTI-LINE shall, during the term of this Agreement, obtain and maintain the following insurance policies in addition to any insurance policies required under any purchase orders issued to PLASTI-LINE by GM-DI under this Agreement or under any other sections of this
                        Agreement.

A. A comprehensive General Liability Insurance Policy (which includes Contractual Liability coverage) including Products Completed Operations coverage with a single limit of liability of not less than $2.0 million per occurrence as protection against risks of damage or destruction of property or personal injury, sickness or disease (including death resulting at any time therefrom) of persons resulting from any action, omission or operation under this Agreement or in connection with the work.

B. A Comprehensive Automobile Liability Insurance policy covering all owned or non-owned equipment used in connection with the work with a single limit of liability of not less than $2.0 million per occurrence as protection against risks of damage or destruction of property or bodily injury, sickness or disease (including death resulting at any time therefrom) of persons.

C. Workers' Compensation and any insurance required by any Employee Benefit Acts or other statutes applicable. All such insurance shall be in amounts aufficient to protect PLASTI-LINE from any liability for bodily injury, sickness or disease (including death resulting at any time therefrom) of any of their employees, including any liability or damage which may arise by virtue of any statute or law in force. If PLASTI-LINE is a self-insurer, the certificate(s) issued by the appropriate agency of the state shall be furnished by such agency directly to GM-DI.

6.02 All insurance policies shall be underwritten by an insurer or insurers class)fied as "A+10" or better or by Best's Policyholder's Rating, or in the alternative, by an insurer or insurers satisfactory to GM-DI. The Comprehensive General Liability and Comprehensive Automobile Liability policies shall name GM-DI as an additional insured thereunder, and shall provide for a minimum of ten (10) days' prior written notice of cancellation to GM-DI. Plasti-Line agrees to hold GM-DI harmless from any action, claim or settlement by and/or with any employee, independent contractor, or subcontractor under workmen's compensation or any other employee benefits act or statute. PLASTI-LINE shali annually provide GM-DI with certificates evidencing all insurance.

                  7. INVOICING & PAYMENT

      7.01 PLASTI-LINE may invoice GM-DI for materials and services which have been specifically authorized by GM-DI as evidenced by the issuance of a valid Purchase Order release. Such invoices shall be submitted to GM-DI only upon completion of all work required under the applicable line item of a valid Purchase Order release. GM-DI shall pay invoices and other claims for payment, which are submitted to GM-DI within six (6) months of the completion of the underlying Purchase Order release. Thereafter, GM-DI shall have no obligation to pay invoices and other claims for payment and payment of such, shall be at the sole option of GM-DI.

      7.02 Upon installation of any Dealership Identification sign(s) and/or replacement part(s), PLASTI-LINE shall invoice GM-DI for one hundred percent (100%) of the product price, transportation charges, installation charges, permit and/or variance charges, and all other charges related to the applicable line item of the related Purchase Order release. Each invoice submitted by PLASTI-LINE pursuant to this section shall be accompanied by any and all subcontractor and/or PLASTI-LINE invoices for materials and/or services which are not included as a component of the contract price of materials and/or services for which GM-DI is invoiced.

      7.03 For re manufactured Dealership Identification signs, PLASTI-LINE shall invoice GM-DI for one hundred percent (100%) of the current contract price for such items upon completion of all work required by the applicable line item of the related Purchase Order release and such price shall include all costs of refurbishing columns, base cover, sign box frames, and rotator support weldments when applicable and all other components which require refurbishment. Such invoices shall be submitted pursuant to Section 7.01 above and shall include transportation charges, installation charges, permit and/or variance charges, and all other charges related to the applicable line item of the related Purchase Order release.

      7.04 In addition to any other documents which PLASTI-LINE is required to procure or submit in connection with invoices under this section, upon completion of any installation of Dealership Identitcation Sign(s), regardless of whether such installation is a new installation, a relocation, a removal or a reinstallation, PLASTI-LINE shall have the dealer execute a completed dealer acceptance form and submit such dealer acceptance form, a description of the Dealership Identification Sign(s) installed, a listing of the serial numbers of the Dealership Identification Sign(s) installed, photographs of the Dealership Identification Sign(s) installed and such other information as GM-DI may reasonably require, with the PLASTI- LINE invoice to GM-DI. In addition, at least one (1) of the photographs must be from such a distance that the entire Dealership Identification Sign(s) (including the graphics of the Dealership Identification Sign(s) face are visible. if PLASTI-LINE is unable to obtain the dealer's signature on the dealer acceptance form for reasons other that
PLASTI-LINE 's failure to complete the installation in accordance with the Program Specitcations, PLASTI-LINE shall submit a written report to GM-Di detailing the problem prior to submitting an invoice. GM-DI shall advise PLASTI-LINE within forty-five days after receiving such report as to whether PLASTI-LINE is authorized to submit an invoice to GMDl without the dealer acceptance form. Upon approval, PLASTI-LINE may invoice GM-DI for the complete work without the completed dealer acceptance form.

      7.05 For any Dealership Identification sign(s) and/or replacement part(s) which will not be installed by PLASTI-LINE, PLASTI-LINE may invoice GM-DI for one hundred percent (100%) of the price for such items plus the actual cost of freight at the time that such Dealership Identification sign(s) and/or replacement part(s) are delivered.

      7.06 The payment term for all invoices submitted by PLASTI-LINE under this agreement shall be net 24TH PROXIMO. Ail payments are subject to charge-back if installation deficiencies and or omissions are subsequently noted.

      7.07 Each invoice shall be accompanied by a copy of the relevant permit(s). If no permit(s) are required, a statement to that effect is to be attached. PLASTI-LINE shall also submit the following documents in addition to such other documents which may be required under other sections of this agreement:

Replacement  Parts Order
Original  Dealer  Acceptance Form
Original Before and  After   Photographs
Original   Destruction   Photographs
Original Destruction Certificate

Removal Order
Original  Dealer  Acceptance  Form
Original Before and After Photographs
Original   Destruction   Photographs
Original  Destruction Certificate
Foundation  Release  Form (When  Foundation  Is Not  Removed)
Foundation Resurface Photograph

Sign  Installation  Orders
Original Dealer Acceptance Form
Original Before and  After  Photographs
Electrical  Service  Diagram
Junction  Box Photo
Photocopy Of Permits

Relocation  Orders
Original  Dealer  Acceptance  Form
Original Before and After  Photographs
Electrical  Service  Diagram
Junction Box  Photograph
Photocopy Of Permits

Non Standard Letters

Original Non Standard Letter
Original Completion Photographs
Original Invoices for Subcontracted Work
Original Invoices for Materiai Used and/or Equipment Rented by
 Erector
Photocopies of Invoices for Materials Used and/or Equipment
 Rented by Erector
Original Invoices for Freight
Original Staff Time Logs

8. STATUS REPORTS

      8.01 PLASTI-LINE shall, on a daily basis, transmit to GM - Dl status of purchase order releases and other work requests. These transmissions will consist of Order, Product and Line item status, also Line Item Delay Codes.

      8.02 PLASTI-LINE shall also furnish GM-Di with such other information which GM-DI may hereafter reasonably require.

9. FIELD REPRESENTATIVES

      9.01 Throughout the term of this Agreement, PLASTI-LINE shall employ a number of field representatives agreed to by GM-DI, aufficient to adequately provide the required service within the allotted time frame. Such field representatives shall be located throughout the United States in order to properly control all field activities where PLASTILINE has installed or will install Dealership Identification Signs.

      9.02 The field representatives shall be responsible for supervising all aspects of the installation of Dealership Identification Signs, including (i) the taking of Surveys, (ii) the securing of permits and variances, (iii) investigation of easements and rights-of-way, (iv) job coordination, (v) the filing of progress reports, (vi) final inspection of any Dealership Identification Signs installed, and (vii) procuring the Dealer's acceptance of the installation of any Deaiership Identification Signs. Accordingly, PLASTI-LINE agrees that it shall take actions as are necessary to ensure that such field representatives shall have full and complete knowledge of this Agreement and its provisions, and that such field representatives shall be trained in all phases of the taking of Surveys and of sign construction, installation and removal.

      9.03 The held representatives shall have, on behalf of PLASTI-LINE direct contact with the Dealers at the dealership locations. Whenever a Survey is requested by GM-DI, the field representative shall personally contact the Dealer and its respective zone office to arrange for the taking of the Survey. Before and after the Survey is taken, the field representative shall discuss the Program with the Dealer. Further, the field representative shall also review the results of the Survey with the Dealer and obtain the Dealer's approval of the Survey on the Survey form, a specimen copy of which is attached hereto as Exhibit F. In the event the Dealer does not agree with the results of the Survey, the field representative shall note that fact on the Survey form and shall also indicate thereon the Dealer's preferences.

      9.04 At the discretion of the field representative, a Subcontractor may be employed to assist in the taking of Surveys or in the installation of Dealership Identification Signs. Prior to the Subcontractor's making any contact with the Dealer, however, the field representative shall fully apprise the Subcontractor of this Agreement and of their responsibilities hereunder.

10. SUBCONTRACTORS

      10.01 PLASTI-LINE shall make prompt payments to any Subcontractors upon completion of their required work and upon their submission of proper documentation to PLASTI- LINE . Further, nothing in this Agreement shall be construed as prohibiting PLASTI-LINE from making payments to Erectors or their subcontractors for portions of work completed in accordance with the Program Specifications prior to final acceptance of the entire work by GM- DI.

      10.02 GM-DI shall, if necessary, advise PLASTI-LINE of unsatisfactory performance of a Subcontractor. PLASTI-LINE shall thereafter take immediate action to correct the situation.

      10.03 PLASTI-LINE shall provide all Subcontractor manuals and/or instructions which specifically include program entitlements to dealers local restrictions and determines what the dealer requires. PLASTI-LINE shall provide these manuals without expense to GM - Dl. At the onset of this Agreement, PLASTI-LINE shall supply copies of all manuals and/or instructions to GM-DI for approval, and PLASTI-LINE shall not distribute any such manuals or instructions until the same have been approved by GM-DI.

11. QUALITY CONTROL

      11.01 PLASTI-LINE shall install and maintain in its plant a quality control and inspection system, using standards acceptable to GM-DI, in order to ensure absolute conformity to all fabrication requirements and color ranges established by the Program Specifications.

      11.02 PLASTI-LINE agrees that GM-DI shall be permitted to inspect and review PLASTI-LINE plant facilities from time to time during PLASTI-LINE regular business hours to ensure quality is being maintained throughout.

12. SURVEYS

      12.01 GM-DI may, from time to time, require PLASTI-LINE to conduct a Survey or Surveys at a particular dealership location. All requests for the taking of such Surveys shall be through the issuance by GM-DI of a purchase order release.

      12.02 All Surveys shall be conducted by qualified persons ("Surveyors") utilized by PLASTI-LINE for that purpose, and shall be conducted in accordance with the instructions set forth in the survey instruction booklet of GM-DI. In particular, the Surveyor will review with the Dealer all local sign code restrictions with emphasis on possible installation delays which may result from variance appeals. The Survey form(s) are to be completely filled out by the Surveyor, reviewed in detail and approved by the Dealer, and submitted to GM-DI within thirty (30) d_ys after PLASTI-LINE receipt of the Survey Request form. If this deadline is not met, PLASTI-LINE will incur the cost of the survey. In the event the surveyor does not agree with the recommended sign location, he should indicate so on the survey.

      12.03 If an installation of a Dealership Identification Sign or Signs at a dealership location is unacceptable because of incorrect or incomplete information from Plasti- Line contained in the Survey, PLASTI-LINE shall be responsible for, at the sole option of GM-DI, all costs of having a Surveyor recontact the Dealer to resolve the problem, and if necessary, of having the Dealership Identification Sign(s) returned to PLASTI-LINE plant or having the Dealership Identification Sign(s) relocated to such locations(s) as may be agreed to by the Dealer and GM-DI.

      12.04 In the event it is necessary to have the Surveyor recontact the dealership in order to clarify PLASTI-LINE previous Survey of the dealership location, PLASTI- LINE agrees to have such recontact made at its expense within thirty (30) days after GM-DI not)fies PLASTI-LINE that such recontact is necessary. If an additional Surveyor contact is requested by GM-DI in writing for reasons other than for the clarification of PLASTI-LINE previous Survey, PLASTI-LINE shall conduct a full and complete Survey and shall submit to GM- DI all necessary forms and photographs. Thereafter, PLASTI-LINE shall invoice GM-DI at the applicable price set forth in Exhibit H.

      12.05 In the event that a request for a Survey is canceled by GM-DI after PLASTI-LINE has incurred costs related to the survey but before the survey has begun, PLASTI- LINE shall cease all work on the survey and invoice GM-DI at fifty percent (50%) of the contract price for such survey. If the survey has already begun, PLASTI-LINE is to complete the survey and to submit the results of the survey with an invoice at the regular price for such survey.

13. DEALERSHIP IDENTIFICATION SIGN ORDERS

      13.01 In the event GM-DI wishes PLASTI-LINE to fabricate and assemble Dealership Identification Signs, GM-DI shall issue a purchase order release to PLASTI-LINE indicating the number and types of Dealership Identification Signs to be produced.

      13.02 GM-DI shall have no responsibility to pay PLASTI-LINE for the fabrication and assembly of any Dealership Identification Signs unless such Dealership Identification Signs were fabricated and assembled pursuant to purchase order releases issued by GM-DI.

      13.03 In the event GM-DI wishes PLASTI-LINE to install all or any of the Dealership Identification Sign(s) specified in any purchase order release, GM-DI shall so indicate that fact on such purchase order release. Thereafter, PLASTI-LINE or its Subcontractor shall, in accordance with the procedures set forth in Section 14 hereof, promptly secure any and all permits and/or variances necessary to allow for the installation of the Dealership Identification Sign(s) in question; and PLASTI-LINE shall not proceed with the production and installation of the Dealership Identification Sign(s) ordered by GM-DI until such permits and/or variances have been obtained. The required time frame from secural of

14. PERMITS AND VARIANCES

      14.01 PLASTI-LINE or its Subcontractor shall promptly secure all permits and/or variances necessary to allow for the installation of any Dealership identification Signs ordered by GM-DI if the purchase order release for such Dealership Signs indicates that PLASTI- LINE is to install the Dealership Identification Signs specified in such release. PLASTI-LINE shall advise GM-DI as soon as such permits and/or variances have been obtained. In the event the Dealership Identification Signs are to be installed in an area where it is not necessary to obtain such permits and/or variances, PLASTI-LINE shall provide GM-DI with a written statement to that effect. Until such permits and/or variances have been obtained, or until Gl\l-DI has received not)fication from PLASTI-LINE that no such permits and/or variances are necessary, PLASTI-LINE shall not produce or install the Dealership Identification Signs in question.

      14.02 Any engineering certification costs or other special engineering fees required to obtain a sign permit shall be invoiced to GM-DI with complete details of the services involved at PLASTI-LINE Cost . PLASTI-LINE is to notify GM - Dl of the probability of obtaining the permiVvariance. Whenever permits cannot be obtained without appeal to formal proceedings, PLASTI-LINE shall obtain prior approval from GM-DI before making any filing or incurring any legal fees. Under no circumstances shall GM-DI be a party to any proceedings in law without its prior written approval, and PLASTI-LINE shall be solely responsible for the payment and reasonableness of any legal fees incurred. PLASTILINE shall invoice GM-DI for PLASTI-LINE reasonable cost of such expenses, including legal fees.

      14.03 Should it become necessary for PLASTI-LINE to perform services over and above those normally required to obtain a permit, such as appealing an adverse decision regarding the permit application, PLASTI-LINE shali notify GM-DI promptly of its intention to perform such services, and if the total costs of any such services will exceed $240.00, PLASTI- LINE shall not commence performing such services until it has received the written approval of GM-DI to perform such services. Upon completion of its performance of any such additional services, PLASTI-LINE may invoice GM-DI at PLASTI-LINE Cost for its performance of such services. All such invoices submitted by PLASTI-LINE must be itemized and must be accompanied by the necessary documentation to substantiate the expenses incurred by PLASTI- LINE in performing such additional services.

15. UNAUTHORIZED PAYMENTS OR GRATUITIES

      It is understood and agreed by the parties hereto, and PLASTI-LINE hereby represents to GM-DI, that in performing services under this Agreement or in connection herewith, neither PLASTI-LINE nor any person acting on its behalf has given or offered to give, or will give or offer to give, any sum of money or anything of value, to any person, directly or indirectly, as an inducement to influence the granting of any permit or variance or the terms and conditions under which any permit or variance is to be obtained, regardless of whether such an act constitutes a violation of law.

16. BUILDING MOUNTED INSTALLATIONS

      16.01 Whenever PLASTI-LINE is required to install a building mounted Dealership Identification Sign, GM-DI shall obtain the services of a registered professional engineer who is registered in the state in which the installation work is to be performed (i) to determine the soundness of the dealership building structure, what mod)fications will be required thereto, and the design of the supporting structure for the Dealership Identification Sign(s); and (ii) to prepare and submit to GM-DI certified installation plans and related calculations and specifications for any such supporting structure. All such plans, calculations and specifications shall be signed by the engineer and shall have his registered engineer's seal affxed to them. Should GM-DI desire PLASTI-LINE to obtain these services, GM-DI shall reimburse PLASTI-LINE for PLASTI-LINE costs of procuring the services of the registered engineer at PLASTI-LINE Cost. Any registered professional engineer used to perform work under this Agreement shali carry Architects and Engineers Professional Liability Insurance (Errors or Omissions Policy) with policy limits of not less than $2 million per person, $2 million per occurrence and $2 million property damage per occurrence.

      16.02 PLASTI-LINE shall, within forty-five (45) days of its receipt of the aforesaid plans and specifications use such plans and specifications to secure no less than three (3) bids of construction of the necessary structure for mounting the roof or wall projecting Dealership Identification Signs from qualified structural steel contracting firms. These bids shall be submitted to GM-DI along with such other price data as GM-DI shall request, and thereafter GM-DI shall instruct PLASTI-LINE as to purchase of the necessary structure(s). However, GM- DI may, either in lieu of or in addition to the bids obtained by PLASTI-LINE, obtain bids for construction of the necessary structure direct from qualified structural steel contracting firms and accept a bid so obtained. GM-DI shall reimburse PLASTI-LINE for any structure it purchases at GM-Dl's direction at PLASTI-LINE cost.

      16.03 Photographs of the completed structure and Notice of Completion form signed by the Dealer must accompany all invoices for payments submitted to GM-DI.

      16.04 As with all installations, GM-DI reserves the right to audit and inspect PLASTI-LINE installation of all building mounted Deaiership Identification Sign structure to ensure that the installation conforms to the applicable Program Specificatio.ns. If an installation does not conform to the Program Specifications, or is of less than first-class workmanship, GM-DI may debit PLASTI-LINE account in an amount equal to the amount of the invoice(s) previously paid by GM-DI for the installation of the Dealership Identification Sign in question. PLASTI-LINE shall thereafter immediately correct whatever portion of the work that is substandard at PLASTI-LINE sole expense and may then re invoice GM-DI in the amount previously debited.

17. NON-PROGRAM SIGN REMOVAL

      17.01 In the event the dealer insists a non-program sign be removed or a local code dictates such, in order to secure a permit for a GM-DI sign, the subcontractor shall quote the cost of such removal to the dealer for his approval. Upon approval, the subcontractor shall invoice the dealer directly.

      17.02 PLASTI-LINE shall obliterate from each sign removed, whether hauled away or not, all names, trademarks and service marks of General Motors Corporation, its divisions, subsidiaries or affiliated corporations, and shall paint out any sign or signs as indicated on the Exhibit "H."

18. REMOVALAND REMANUFACTURE

     18.01 GM-DI may from time to time order the removal of previously installed Deaiership Identification Signs or component parts thereof from specified dealership locations. Such removals shall be authorized by GM-Dl's issuance of a valid purchase order release.

     18.02 All such Dealership Identification Signs or component parts are to be removed from the dealership location within twenty-one days of PLASTI-LINE receipt of the Durchase order release. PLASTI-LINE shall submit to GM-DI before and ~er photographs evidencing the fact that such Dealership Identification Signs or component parts were removed. PLASTI-LINE shall return the Dealership Identification Signs or component parts to PLASTI- LINE plant w~thin~forty fve
(45) days of PLASTI-LINE 's receipt of the purchase order release unless otherwise instructed in writing by GM-DI.

     18.03 After PLASTI-LINE returns any such Dealership Identification Signs or component parts thereof to its plant, PLASTI-LINE shall place such signs into one of the following classes:

Class I Field Return Signs Never Installed
Class II Complete disassembly and remanufacture

Upon completion of the foregoing, PLASTI-LINE may commence "re manufacturing" Class II signs. Class II signs shall be defined in accordance with the definition of "returned goods."

      18.04 PLASTI-LINE shall use Dealership Identification Signs or component parts which have been returned from the fieid in every instance where GM-DI has placed orders which specify that model of Dealer Identification signs or component parts; provided, however, that PLASTI-LINE shall not use any such component parts in its fabrication of sign boxes for new Dealership Identification Signs.

      18.05 Class I Dealership Identification Signs, Replacement Faces, and/or Component Parts, returned to PLASTI-LINE 's plant under this Section shall be deemed the property of PLASTI-LINE. Upon return of Class I Dealership Identification Signs, Replacement Faces, and/or Component Parts to Supplier's plant, PLASTI-LINE shall refund to GM-DI the sale price for such materials and shall bill GM-DI for the actual costs incurred by PLASTI-LINE in shipping said materials to the installation site and in returning said materials to PLASTI-LINE's plant.

      18.06 In lieu of having PLASTI-LINE return previously installed Dealership Identification Signs or component parts to its plant, GM-DI may instruct PLASTI-LINE to scrap certain materials in the field. Any such items authorized by GM-DI to be scrapped shall, at no additional expense to GM-DI, be cut or broken apart in at least two pieces, rendering such items unusable. All monies derived by PLASTI-LINE from such scrapped items shall be forwarded to GM-DI. PLASTI-LINE shall submit a notarized Destruction Certificate and photographs of the items scrapped with any invoices submitted to GM-DI.

     18.07 Returned Goods which PLASTI-LINE shall remanufacture for use in Class II signs shall be limited to fifty percent (50%) of expected annual usage for each specific item or category of items. At, or prior to the first of each year, PLASTI-LINE and GM-DI shall establish the annual usage rate for specific items or categories of Returned Goods.

19. REPLACEMENT PART ORDERS

      19.01 From time to time it will be necessary for component parts or face panels of Dealership Identification Signs to be installed at dealership locations. Orders for the installation of such replacement component parts and face panels shall be placed by GM-DI or other designated companies. Orders originating from GM-DI or other designated companies shall be evidenced by the issuance of purchase order release.

     19.02 PLASTI-LINE shall complete any installation  orders within forty-five
(45) days of its receipt of a purchase order r~eease. However, in the event PLASTI-LINE c;~ ~= tive time period because of damage occurring to the component part(s) and/or face panet~ch~ems were in transit from PLASTI-LINE plant to the respective dealership location, GM-DI agrees to extend, for a reasonable period the time period in which PLASTI-LINE has to complete the order, provided that, PLASTI-LINE promptly notifies GM-DI of such damage and submits documentation (e.g;, photographs and the bill of lading) to substantiate the same.

20. DEALERSHIP IDENTIFICATION SIGN RELOCATION

      20.01 GM-DI may from time to time order the relocation of previously installed Dealership Identification Signs at specified dealership locations. Such locations shall be ordered by GM-Dl's issuance of a purchase order release.

      20.02 Upon receipt of a relocation order, PLASTI-LINE shall promptly obtain all necessary permits and/or variances to allow for the relocation of the Desiership Identification Sign(s). PLASTI-LINE shall have thirty-five (35) days after its procurement of the necessary permits and/or variances to effect such relocation.

      20.03 PLASTI-LINE shall relocate such Dealership Identification Signs in accordance with the procedures set forth in pages 33 through 57 of the Program Specifications.

21. DEALERSHIP PREMISES

      21.01 During Dealership Identification Sign installation and preparation therefor, Erector shall conduct its work so as not to interfere with the normal conduct of business at the dealership location. In the event of a delay in installing any Dealership Identification Sign(s), any material previously delivered to the job site shall be removed and stored in a protected area until work is resumed.

      21.02 The Erector shall at all times keep the entire premises of the dealership free of rubbish and debris caused by its work and its employees and, upon completion of the work, shall leave the area broom clean and in a condition reasonably equal to that which existed before the work commenced. Erector cleanup shall include, but is not limited to, touch-up painting, hole patching, roof patching, replacement of concrete, sod, shrubbery and trench filling. Electrical trenches will be properly filled, compacted and resurfaced with material of a like quality and nature to the surrounding area. Asphalt drives and parking areas shall be hot- rolled patched to match the depth and surface of existing bituminous coverings. If weather conditions prohibit hot-rolled patching, a temporary cold patch will be allowed. Upon not)fication by PLASTI-LINE, GM-Di will authorize a return trip when weather permits for the proper patching at prices agreed upon by GM-DI and PLASTILINE . Should the Erector fail to do the required cleaning, repair or restoration work, PLASTI-LINE shall have thirty (30) days to make necessary correction(s) or GM-DI may employ a firm directly to do the work and PLASTI-LINE shall pay the cost thereof.

      21.03 The Erector shall obtain the written approval of the Dealer before using any explosives at the dealership location.

      21.04 In the event a Dealer demands that a Dealership Identification Sign be installed in a manner which is not in accordance with the applicable Program Specifications, PLASTI-LINE will cease work and promptly notify GM-DI indicating the specifics concerning the matter. GM-DI will thereafter instruct PLASTI-LINE as to when and how to proceed with respect to such installation.

      21.05 Extra precaution should be exercised by PLASTI-LINE during spring thaw and wet seasons, to prevent damage to lawns or grassy areas. If it is impractical to enter the site due to wet or unstable soil conditions, obtain dealer's consent to risk damaging the area or reschedule the trip.

22. WARRANTY

      22.01 PLASTI-LINE warrants that all services and products which it furnishes to GM-DI under this Agreement shall be of good material and workmanship and free from defects, and shall be fabricated and assembled, manufactured, installed, and performed in accordance with plans and specifications therefor furnished by GM-DI and appearing in the Program Specifications. Upon receipt of a written notice to the contrary, PLASTI-LINE, at its expense, shall promptly repair or replace such product or perform such services so that the same shall conform to the plans and specifications furnished by GM-DI.

Plasti-Line's  obligation  hereunder  shall be to repair and  replace  warranted
items.  In  no  event  shall   Plasti-Line  be  responsible  for  incidental  or
consequential damages.

      22.02 PLASTI-LINE further warrants, covenants and agrees that in the event a defect appears in any Dealership Identification Sign fabricated and assembled by PLASTI-LINE under this Agreement, or in its installation, within ten (10) years from the date installation of said Dealership Identification Sign is certified to GM-DI by the Erector and the Dealer, PLASTI- LINE shall, after receiving written notice of such defect(s) from GM-DI, take all necessary actions to correct such defect(s) without charge to GM-DI or to the Dealer. However, PLASTI- LINE shall have no responsibility to correct any defects appearing in (i) lamps, ballasts, time delay relays, lamp sockets and internal sign box wiring from the low voltage side of the lead ballast attached to the 110-volt primary circuitry in such Dealership Identification Signs; or (ii) the material(s) used to seal roof and/or wall penetrations for building mounted Dealership Identification Signs after two (2) years from the date the installation of such Dealership Identification Sign is certified.

      22.03 PLASTI-LINE agrees that the covenants and agreements to repair set forth in the preceding section shall also apply to any Dealership Identification Signs re manufactured by PLASTI-LINE under this Agreement, regardless of whether such Dealership Identification Signs were originally built and/or installed by other firms, and to any replacement Dealership Identification Sign face panels fabricated and assembled by PLASTI-LINE under this Agreement.

      22 04 GM-DI shall take action to enforce its warranty claim(s) within four
(4) years of the ten (10) year expiration date, limiting PLASTI-LINE 's liability to fourteen (14) years.

 23. CANCELLATION OF INSTALLATION INSTRUCTIONS

     23.01 GM-DI may, for any reason, cancel any purchase order releases issued to PLASTI-LINE for Dealership Identification Sign installation prior to PLASTI-LINE installation of such Dealership Identification Signs. In the event GM-Di cancels any such purchase order releases, PLASTI-LINE, shall return the sign to inventory. GM-DI will pay for the costs incurred up to the point of order cancellation, including the actual cost of return freight, provided such work is properly substantiated by photographs and other required documentation. PLASTI-LINE shall not bill GM-DI for cost of said sign.

     23.02 With respect to any face panels from Class I Dealership Identification Signs returned to PLASTI-LINE plant, PLASTI-LINE shall maintain such face panels without charge to GM-DI. PLASTI-LINE may, however, dispose of those face panels which contain a desiersnip name upon them. PLASTI-LINE can then bill GM-DI for the panels that were disposed.

24. WAIVER OF LIENS OR OTHER INTEREST(S)

      24.01 PLASTI-LINE hereby waives the benefits of the mechanic's lien laws of the state in which any Dealership Identification Signs being fabricated, assembled, installed, serviced and repaired are located. PLASTI-LINE agrees to procure a waiver of any claim to a mechanic's lien which any Subcontractor may have or might acquire as a result of work done under this Agreement from such Subcontractor before final payment by GM-DI. PLASTI-LINE agrees to retain a copy of any such waiver for a period of six (6) years. Should PLASTI-LINE fail to procure such a waiver, PLASTI-LINE shall promptly advise GM-DI of this fact. In the event a lien or claim is filed, PLASTI-LINE shall, at its expense, procure a bond to indemnify GM- DI against such all lien and/or claim made by such Subcontractor relating to the Dealership Identification Signs and their installation.

      24.02 In addition to the foregoing, PLASTI-LINE hereby waives, releases and disclaims any interest in or to the Dealership Identification Signs or replacement parts fabricated, assembled, manufactured, installed, serviced and repaired by it under this Agreement, and agrees that its only right with respect to such Dealership Identification Signs or replacement parts is to receive payment for their fabrication, assembly, manufacture, installation, service and repair in accordance with the provisions of this Agreement.

25. BUYER'S ORIGINAL INVENTORY

     25.01 Upon acceptance of this agreement, GM-DI may require that PLASTILINE purchase from GM-DI and/or supplier(s) to GM-DI, quantities of raw materials, work in process, finished goods and other sign components (Original Inventory) which PLASTILINE shall use in the performance of its obligations under this Agreement. Said Inventory shall be the sole property of the PLASTI-LINE and GM-DI shall have no financial responsibility or obligation with respect to said Inventory except that:

In the event of termination of this Agreement by GM-Di within the twelve (12) month period immediately following commencement of the Agreement, GM-DI shall pay to PLASTI-LINE the actual costs of the remaining quantity of the Original Inventory which PLASTI-LINE purchased at the commencement of the Agreement.

Upon  expiration  of  the  twelve  (12)  month  period   immediately   following
commencement of the Agreement, GM-DI shall have no obligation to pay to PLASTI-LINE any costs incurred by PLASTI-LINE in acquiring, storing or disposing of any portion of the Original Inventory.

     25.02 PLASTI-LINE shall coordinate its orders for materials and its use of Original Inventory items in the fabricating and assembling of said Dealership identification Signs and replacement parts therefor with current orders of GM-DI. PLASTI-LINE shall be responsible for the correct usage of such materials.

26. STORAGE

      26.01 PLASTI-LINE shall provide adequate storage for any GM-DI property. This is currently estimated to be 20,000 square feet with 20 foot high clearance for 15,000 square feet of the total 20,000 square feet.

27. TOOLING

      27.01 From time to time GM-DI may request that PLASTI-LINE produce, or procure from third parties, at mutually agreed upon prices, tools, gauges, molds, dies, hxtures, patterns and similar items ("Tooling"). After approval of designs for any Tooling, and after approval of production parts manufactured with the Tooling, PLASTI-LINE may invoice GM- DI for such Tooling.

      27 02 Any Tooling purchased by GM-DI under this Section shall be clearly and conspicuously marked as the property of GM-DI, and PLASTI-LINE shall not commingle the Tooling with its property or that of any third party.

      27.03 PLASTI-LINE shall, at its expense, maintain the Tooling in proper repair and working condition, and make any and all necessary replacements of the Tooling. However, in the event any changes, adjustments or mod)fications to the Tooling are necessary because of GM-DI-mandated design changes in the graphics for Dealership Identification Sign faces, GM-DI agrees to pay PLASTI-LINE, at mutually agreed upon prices, for all changes, adjustments or mod)fications to the Tooling necessitated by such design changes.

      27.04 In the event that PLASTI-LINE has possession of the Tooling at the expiration of this Agreement, PLASTi-LINE agrees to store the Tooling, at no expense to GM-DI, for a period not to exceed six (6) months: and upon GM-Dl's request, PLASTI-LINE shall deliver the Tooling, properly prepared and packaged for shipment to any location designated by GM-DI, F.O.B. PLASTI-LINE plant dock, in which event GM-DI shall pay PLASTI-LINE for any costs incurred in preparing the Tooling for shipment at PLASTI-LINE Cost.

      27.05 In the event of Program termination, PLASTI-LINE shall destroy the Tooling if requested in writing to do so by GM-DI, in which event GM-DI shall pay PLASTILINE for PLASTI-LINE Costs incurred in destroying the Tooling at PLASTI-LINE

      27.06 Any Tooling purchased by GM-DI under this Section which thereafter remains in the possession of PLASTI-LINE shall be retained by PLASTI-LINE upon and subject to the terms and conditions of the Bailment Agreement and shall be deemed to be "Bailed Property" as such term is used therein.

28. MACHINERY AND RELATED TOOLING

      28.01 GM-DI shall furnish to PLASTI-LINE the machinery and toolinq listed and identified in Exhibits M and N attached hereto (the "Machinery and Tooling").

      28.02 Unless otherwise authorized in writing by GM-DI, PLASTI-LINE shall not use the Machinery and Tooling for any purpose(s) other than the performance of its obligations to GM-DI under this Agreement.

      28.03 PLASTI-LINE shall periodically inspect the Machinery and Tooling, and shall, at its expense, provide normal maintenance for, (e.g., cleaning, lubrication, sharpening of dies), and make minor repairs to, the Machinery and Tooling in order to keep it in proper repair and working condition.

      28.04 GM-DI shall be responsible for the cost of major repair to, or for the cost of replacing, the Machinery and Tooling necessitated by normal wear and tear, unless such repair or replacement cost arose from or was caused by (i) PLASTI-LINE 's improper use or maintenance of the Machinery and Tooling, (ii) PLASTI-LINE 's use of the Machinery and Tooling for purposes other than the performance of its obligations under this Agreement, and/or (iii) vandalism, in which events PLASTI-LINE shall be responsible for such repair or replacement costs.

      28.05 In the event that major repairs are necessary and PLASTI-LINE believes that such repair is the responsibility of GM-DI, PLASTI-LINE shall promptly notify GM-DI as to (i) the condition of the Machinery and Tooling, (ii) the cause of the breakdown or damage, (iii) the amount of work necessary to make the repair(s) and (iv) the estimated cost of such repairs Thereafter, GM-Di shall inspect the Machinery and Tooling and shall issue written instructions to PLASTI-LINE on how to proceed. In the event GM-DI authorizes PLASTI-LINE to make the necessary repairs, GM-DI shali reimburse PLASTILINE for its actual costs incurred in making such repairs.

      28.06 To the maximum extent practicable, the Machinery and Tooling shall be located in the same area of PLASTI-LINE 's plant, and shall be clearly identified as the property of GM-DI.

      28.07 Seller shall bear all risks of loss or damage to the Machinery and Tooling while such items are in the possession or custody of PLASTI-LINE .

      28.08 In the even PLASTI-LINE has possession of the Machinery and Tooling at the expiration of this Agreement, PLASTI-LINE agrees to store the Machinery and Tooling, at no expense to GM-DI, for a period not to exceed six (6) months; and upon GM-Dl's request, PLASTI- LINE shall deliver the Machinery and Tooling properly prepared and packaged for shipment to any location designated by GM-DI, FOB PLASTI-LINE 's plant dock, in which event GM-DI shall pay PLASTI-LINE for any costs incurred in preparing the Machinery and Tooling for shipment at ~PLASTI-LINE 's Cost" as such term is defined in this Agreement.

      28.09 The Machinery and Tooling furnished to PLASTI-LINE under this Agreement shall be held by PLASTI-LINE upon and subject to the terms and conditions of the "Bailment Agreement", dated as of February 24, 1997, by and between GM-DI and PLASTI- LINE, and shall be deemed to be "Bailed Property" as such term is used therein.

29. ENGINEERING DRAWINGS AND SPECIFICATIONS

      29.01 PLASTI-LINE shall hold and maintain all engineering drawings and/or specifications condifential, and shall not disclose any such information to any person or entity without GM-Dl's written consent, except as required to furfill PLASTI-LINE's obligations under the terms of this Agreement.

      29.02 PLASTI-LINE agrees not to use the engineering drawings and/or specifications for any purposes other than those directed by GM-DI.

30. SELLER'S INVENTORY

      PLASTI-LINE shall coordinate its orders for materials it uses in the fabricating and assembling of said Dealership Identification Signs and replacement parts therefor with current orders of GM-DI, and PLASTI-LINE shall be responsible for ordering the correct amount of such materials to efficiently run their operations.

31. MAINTENANCE OF DEALERSHIP IDENTIFICATION SIGNS

      GM-DI shall provide maintenance on the Dealership Identification Signs installed hereunder in accordance with the maintenance specifications set forth in the program Specifications. GM-DI may contract such maintenance to PLASTI-LINE or such other qualified firms as GM-DI may from time to time select.

 32. FAILURE TO MEET ESTABLISHED TIME PERIODS

      32.01 In the event PLASTI-LINE fails to install, remove, or relocate Dealership Identification Signs, face panels, or component parts within established time periods, and any extensions thereof, excluding delays resulting from factors which are beyond the control of PLASTI-LINE, PLASTI-LINE shall, when requested by GM-DI, reduce the sale price to GM-DI for the products and/or services. If such work is to be performed at the expense of PLASTI-LINE,
PLASTI-LINE shall pay to GM-DI a fee for the inconvenience caused by PLASTI-LINE's failure to meet the established time period.

      32.02 The price reduction shall equal the percentage resulting when the number of days between the date of the purchase order release and the date of completion of the order, less the established time period, is compared to the established time period.

      32.03 The fee for inconvenience for work done at the expense of PLASTILINE shall be calculated by multiplying the normal sales price for the work being done, by the number of days late divided by the established time period.

      32.04 The total price reduction or fee for inconvenience to which GM-DI is entitled under the terms of this section shall be limited to, the lesser of the sales price of the item or $2,500 on new installations and $500 on replacement parts, relocations and removals (maximum consequential damage fee, see Exhibit
A1). Such price reduction or fee for inconvenience shall be GM-Dl's sole and exclusive remedy under the terms of this section.

      32.05 If in the opinion of GM-DI, PLASTI-LINE demonstrates an inability to meet the established time periods, GM-DI shall allow PLASTI-LINE a period of time which, in the opinion of GM-DI, is suffcient to correct such non-performance. If by the end of this period PLASTI-LINE is unable to correct the non-performance, GM-DI shall notify PLASTI-LINE of GM- Dl's intent to exercise its rights under Section 32.01. After such notice, the terms of Section
32.01 shall apply only to orders issued after the date of said notice. In exercising its rights under Section 32.01, GM-DI shall provide to PLASTI-LINE a listing of the orders which are subject to the terms of Section 32.01 and shall allow PLASTI-LINE ten (10) days in which to identify any circumstances, in each case, that were beyond the control of PLASTI-LINE. Until the validity of such factors is determined by the parties, the consequential damage fee shall not be invoked. Thereafter, GM-DI shall have the right to debit the account of PLASTI-LINE for the amounts determined to be due to GM-DI, as a consequential damage fee. under the terms of Section 32.01.

      32.06 in the event GM-DI must waive collection of any rental payment(s) on a Dealership Identification Sign because of the failure by PLASTI-LINE to install, remove, or relocate Dealership Identificat~on Signs, face panels, or component parts within established time periods, and any extensions thereof, GM-DI may issue a debit to PLASTILINE 's account in an amount equal to the amount of the rent reasonably waived by GM-DI based on the number of days between the date of the purchase order release and the date of completion of the order, less the established time period.

      32.07 GM-DI may elect to invoke either Section 32.01 or Section 32.06 but only one section may be applied to each order.

                33. CONTRACT ADMINISTRATION

      33.01 There are no other agreements or understandings, oral or written, between the parties affecting this Agreement or the subject matter hereof except as provided for or referred to herein. The Terms and Conditions appearing on the face and reverse side of the Purchase Order(s) of GM-DI issued hereunder shall be construed to the extent possible, as consistent with the provisions of this Agreement and as cumulative. However, in the event such a construction is unreasonable, the provisions of this Agreement shall control.

      33.02 In the event PLASTI-LINE believes that any instructions issued by GM-DI during the term o, this Agreement are in conflict with the provisions of this Agreement, or affect the prices paid by GM-DI to PLASTI-LINE for work performed under this Agreement, PLASTI-LINE shall promptly notify GM-DI in writing. Thereafter, should GM-DI determine that a change is required in any of the provisions of this Agreement or any prices paid to PLASTI-LINE hereunder, GM-DI shall issue an appropriate amendment which details the necessary change(s) and/or increased or decreased price(s). In no event, however, shall any such amendment(s) render void this Agreement; and no claim by PLASTI-LINE for any change to this Agreement or for any change in the prices paid for work performed under this Agreement shall be valid unless done in pursuance of a written order from GM-DI.

34. RIGHT TO AUDIT

      PLASTI-LINE shall maintain and keep a proper and adequate system of books of accounts and records in accordance with generally accepted accounting principles and business methods so as to show accurately and completely all expenditures or costs concerning the fabrication. assembly, manufacture, refurbishment, shipment and erection of Dealership Identihcation Signs and replacement parts and other activities for and on behalf of GM-DI. PLASTI-LINE further agrees to permit General Motors Corporation, GM-DI Leasing Corporation, their accountants, authorized representatives, and others who need to know to examine and copy upon request during normal business hours all books and records of PLASTI-LINE in any way pertaining to such expenditures or costs. PLASTI-LINE shall preserve such records for at least six (6) years after the close of the calendar year to which they relate. GM-DI shall maintain such information confidential and shall not disclose any such information to any other person or entity without Plasti-Line's written consent.

35. AFFIRMATIVE ACTION COMPLIANCE PROGRAM

      PLASTI-LINE certifies that it has developed and presently has in full force and effect a written afffirmative action compliance program in accordance with the requirements set forth in Title 41, part 60-1 Obligations of Contractors and Subcontractors, Section 60- 1.40, of the Code of Federal Regulations, effective July 1, 1968, as amended.

 36. EEO INFORMATION REPORT

      PLASTI-LINE certifies that EEO -1, Standard Form 100 promulgated jointly by the Office of Federal Contract Compliance and the Equal Employment Opportunity Commission has been and is being filed in accordance with the requirements set forth in Title 41, part 60-1 Obligations of Contractors and Subcontractors, Section 60-1.7, of the Code of Federal Regulations, effective July 1, 1968, as amended.

37. NOTIFICATION OF EQUAL EMPLOYMENT OPPORTUNITY POLICY

      It is the policy of GM-DI to extend employment opportunities to qualified applicants and employees on an equal basis regardless of an individual's age, race, color, sex, religion or national origin. GM-DI requests that its subcontractors, vendors and PLASTI-LINE take appropriate action with respect to implementation of their own equal employment opportunity policies.

38. TERMINATION AT OPTION OF BUYER

      38.01 Performance of work under this Agreement or any purchase order releases may be terminated by GM-DI at its option, in whole or in part, at any time upon giving thirty (30) days' prior written notice of termination to PLASTI-LINE . Performance of work under this Agreement or any purchase order releases may be terminated by PLASTILINE at its option, in whole but not in part, at any time upon giving thirty (30) days' prior written notice of termination to GM-DI. Such rights of termination shall exist notwithstanding the existence of any of the Terms and Conditions of GM-Dl's Purchase Order(s) issued hereunder.

      38.02 After receipt of a notice of termination PLASTI-LINE shall, unless otherwise directed by GM-DI, immediately terminate all work under this Agreement or any purchase order releases and shall, unless directed by GM-DI, (1) terminate all orders and subcontracts relating to the performance of the work terminated by the notice of termination; (2) settle all claims arising out of such termination of orders and subcontracts, provided, however, GM-DI shall have no liability with respect to any penalty or liquidated damages clause in any subcontract or order between PLASTI-LINE and any third party unless PLASTI-LINE shall have obtained GM-Dl's prior written approval of any such clause; (3) transfer title (where applicable) and deliver to GM-DI (when directed to do so by GM-DI) (i) all completed work which conforms to the requirements of this Agreement or any purchase order releases and (ii) all reasonable quantities of work-in-process and materials produced or acquired with respect to the performance of the work terminated which are of a type and quality suitable for producing items or services which conform to the requirements of this Agreement or any purchase order releases and which cannot reasonably be used by PLASTI-LINE in producing such items or services~for itself or for its other customers; (4) take all action necessary to protect property in PLASTI-LINE's possession in which GM-DI has or may acquire an interest; (5) submit to GM-DI promptly, but not later than ninety (90) days from the effective date of termination [thirty (30) days in the case of partial termination] its termination claim; provided, however, that in the event of failure of PLASTI-LINE to submit its termination claim within such period, GM-DI may determine, notwithstanding the provisions of the following section of this Section, on the basis of information available to it, the amount, if any, due PLASTI-LINE with respect to the termination, and such determination shall be final. GM-DI, or its agents, shall have the right to audit and examine all books, records, facilities, work, material, inventories, and other items relating to any termination claim of PLASTI-LiNE .

      38.03 After termination by GM-DI under this Section, GM-DI shall pay to PLASTI-LINE the following amounts without duplication: (1) the price for all items or services which have been completed in accordance with this Agreement or any purchase order releases not previously paid for, (2) the actual costs of work-in-process and raw materials incurred by PLASTI-LINE in furnishing the items or services under this Agreement or any purchase order releases to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting practices to the terminated portion of this Agreement, including the actual cost of work-in-process and materials delivered to GM-DI in accordance with the preceding section of this Section and including the reasonable cost of discharging liabilities which are so allocable or apportionable; less, however, (i) the reasonable value or cost (whichever is higher) of any items used or sold by PLASTI-LINE without GM-Dl's consent, (ii) the agreed value of any items used or sold by PLASTI-LINE with GM-Dl's consent, and (iii) the cost of any defective, damaged or destroyed work or material. GM-DI agrees to pay PLASTI-LINE either (x) its actual inventory costs for acrylic plastic, aluminum extrusions, ballasts, lamps, cladding, columns, base covers, and sign box frames or (y) the actual amount of such inventory material which would be required to complete the equivalent of product orders during the six (3) months prior to termination, whichever is less.
Payments made under this Section shall not exceed the aggregate price(s) specified in this Agreement, less payments otherwise made or to be made. In no event shall GM-DI be liable for, and GM-DI shall make no payment to PLASTI-LINE directly or on account of, claims by PLASTI-LINE's subcontractors, with respect to loss of anticipated profit, unabsorbed overhead, interest on claims arising from termination of this Agreement or any purchase order releases, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, and general and administrative burden charges, with respect to any items or work terminated by PLASTILINE pursuant to this Section.

      38.04 The provisions of this Section shall not apply if GM-DI cancels this Agreement or any purchase order releases because of a material breach by PLASTI-LINE of its obligations hereunder or for any other cause allowed by law or under this Agreement.

      38.05 Upon termination of the Agreement, PLASTI-LINE shall, if requested by GM-DI deliver the materials, properly prepared and packaged for shipment, to any location designated by GM-DI, F.O.B. PLASTI-LINE plant dock, in which event GM-DI shall pay PLASTI- LINE for any costs incurred in preparing the materials for shipment at PLASTILINE cost.

39. MOST FAVORED NATION

      During the contract period, PLASTI-LINE shall offer GM-DI the lowest prices and highest quality services compared to those offered to others for like producVmaterial. If PLASTI- LINE does not offer GM-DI the lowest prices compared to those offered to others, PLASTI-LINE will compensate GM-DI through a rebate and /or credit.

 40. SPECIFICATIONS OR SOURCING IMPROVEMENTS

     40.1 GM-DI expects PLASTI-LINE will utilize modern technology to produce a "world class" product, i.e., signs competitive in quality with similar product produced anywhere and at cost competitive with costs of other domestic sign manufactures.

     40.02 In the event GM-DI reasonably determines that PLASTI-LINE is not competitive as to quality as herein provided, GM-DI shall notify PLASTI-LINE in writing specifying the reason for this determination that PLASTI-LINE is non-competitive. PLASTILINE shall have thirty (30) days following such notice, in which to advise GM-DI of its efforts to achieve "world class" quality. If after an additional thirty (30) days "world class" quality has not been achieved, then GM-DI may at its option, terminate this agreement in accordance with the termination provision of this agreement.

     40.03 In an effort to maintain "world class" product GM-DI and PLASTILINE will coordinate their resources to develop product and service improvements. Before implementing the improvements and/or perceived cost savings ideas, GM-DI and PLASTILINE will jointly review the proposed improvements prior to enactment.

     40.04 PLASTI-LINE shall notify GM-DI within thirty (30) days of implementation of any specification changes, sourcing changes or other improvements in the program resulting in cost savings. Such changes and/or improvements in the program resulting in cost savings will be shared as follows:

GM-DI recommendations will result in 90% of the savings passed on to GM-DI.

Joint recommendations will result in 50% of the savings passed on to GM-DI.

41. PROTOTYPES

      Occasionally, PLASTI-LINE will be asked to provide prototypes. The prototypes consist primarily of faces although other items may be included. Pricing for any prototype work will be consistent with the comparable components of the normal program pricing.

 42. APPLICABILITY TO OTHER AGREEMENTS

      GM-DI and PLASTI-LINE agree that, for purposes of the Bailment Agreement and the Service Agreement, this Agreement shall be deemed to be a "Supply Agreement" as such is used therein.

43. WAIVERS

     The failure of either party hereto at any time to require performance by the other party of any responsibility or obligation hereuhder shall in no way affect this full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any such provisions nor constitute a waiver of the responsibility or obligation itself.

44. REMEDY OF DEFAULT

      In the event PLASTI-LINE defaults in the performance of any of its obligations under this Agreement, or if PLASTI-LINE breaches any of its covenants contained in this Agreement, GM-DI may, at its option, remedy any such default or breach and charge PLASTI- LINE therefor.

45. NON-ASSIGNMENT

      PLASTI-LINE shall not assign or transfer this Agreement, nor may PLASTILINE transfer or assign any right or transfer or delegate any obligation or responsibility under this Agreement without the prior written permission of GM-DI.

46. GOVERNING LAW

      This Agreement shall be governed and construed according to the laws of the State of Michigan. However, if any provision of this Agreement contravenes any applicable law, then such provision shall be deemed reformed or deleted, but only to the extent necessary to comply with any such applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

47. NOTICES

      Any notices permitted or required to be given by either party under or in connection with this Agreement shall be in writing and shall be deemed duly given when personally delivered or sent by mail as follows:

TO SELLER: Plasti-Line Inc
      622 East Emory Road
      Knoxville, Tennessee 37950

TO BUYER: GM-DI Leasing Corporation
     3044 West Grand Blvd.
     Detroit, Michigan 48202

48 TERM

   48.01 The effective date of this Agreement is the date first appearing on the first page hereof. This Agreement shall expire January 1, 2004, except that all work described on all purchase order releases issued by GM-DI on or before that date shall be completed by PLASTI-LINE, INC., in due course under this Agreement. GM-DI shall pay actual freight cost on all orders released prior to January 1, 2004, but shipped after that date at PLASTI-LINE's Cost without Mark-Up, provided PLASTI-LINE provides documentation substantiating such freight costs.

   48.02 GM-DI shall issue written instructions to PLASTI-LINE on or before July 1, 2003, indicating GM-Dl's intentions with respect to transactions between the parties subsequent to the expiration of this contract.

   48.03 In the event GM-DI makes known its desire either to let the Agreement expire, to invite competitive bids, or to negotiate an on-going contract with PLASTi-LINE, PLASTI-LINE shall then coordinate its inventories accordingly.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year appearing on the first page hereof.

PLASTI-LINE, INC.
In the presence of

/s/ Craig Rohde                              By: /s/ James R. Martin
Witness                                          Chief Executive Officer

/s/ Craig Rohde                              Attest: /s/ Mark J.Deuschle
Witness                                          Vice-President of Finance

GM-DI LEASING CORPORATION
In the presence of:

/s/ Kristen M. Davis                         By:  /s/ Matt Cullen
Witness                                          President of GM-DI

/s/ J. Lagustrom                             Attest: /s/ Eric O. Campbell
Witness                                          Asst. Secretary